Registration No. ________
As filed with the Securities and Exchange Commission on March 22, 2011
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _______________ FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chindex International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3097642
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

4340 East West Highway, Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Incentive Plan
(Full title of the plan)

Roberta Lipson Chindex International, Inc., 4340 East West Highway, Bethesda, MD 20814 (301) 215-7777
(Name, address and telephone number of agent for service)

Copy to: Gary J. Simon Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  ☐                                                                                                                             Accelerated filer  ☒
Non-accelerated filer  ☐  (Do not check if a smaller reporting company)                                                                                                                Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share(1)	18,000 shares (2)(3)	$14.85 (3)	$267,300 (3)	$31.03
Common Stock, par value $0.01 per share(1)	582,000 shares (2)(4)	$16.75 (4)	$9,748,500 (4)	$1,131.80
Total	600,000 shares	--	$10,015,800	$1,162.83

___________________________________________________________________________________________________________________________________________

(1)	Each share of Common Stock includes a related right (a “Right”) to purchase junior participating preferred stock.

(2)
Consists of shares authorized for issuance pursuant to the Registrant’s 2007 Stock Incentive Plan, as amended November 22, 2010 (the “Plan”). This Registration Statement shall also cover an additional indeterminate number of shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Represents shares of Common Stock as to which stock options were granted prior to the date hereof, the exercise price for each of which is $14.85 per share.

(4)
Estimated for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. Represents the balance of the shares being registered, the fee of which is based on a price of $16.75 per share which is the average of the high and low sales prices per share of the Common Stock on March 15, 2011, as reported by the Nasdaq Stock Market.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Chindex International, Inc. (the “Company”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

●	Transition Report on Form 10-K for the nine months ended December 31, 2010.

●
The description of the Company’s Common Stock and Rights contained in the Company’s registration statements therefor filed with the SEC under the Exchange Act and subsequent amendments and reports filed to update such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  Article NINTH of the Company’s Amended and Restated Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the fullest extent permitted by this provision.

Section 145 of the DGCL provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of the Company’s Bylaws requires the Company to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the Company is permitted to indemnify such persons.

The indemnification provisions as are or may be contained in the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index hereto.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 20th day of March 2011.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Kenneth A. Nilsson	Chairman of the Board	March 20, 2011
Kenneth A. Nilsson
/s/ Roberta Lipson	President and Chief Executive Officer and Director	March 20, 2011
Roberta Lipson	(principal executive officer)
/s/ Elyse Beth Silverberg	Executive Vice President, Secretary and Director	March 20, 2011
Elyse Beth Silverberg
/s/ Lawrence Pemble	Chief Financial Officer and Executive Vice President and Director	March 20, 2011
Lawrence Pemble	(principal financial officer)
/s/ Robert C. Low	Vice President, Finance and Controller (principal accounting officer)	March 20, 2011
Robert C. Low
/s/ Julius Y. Oestreicher	Director	March 20, 2011
Julius Y. Oestreicher
/s/ Carol R. Kaufman	Director	March 20, 2011
Carol R. Kaufman
/s/ Holli Harris	Director	March 20, 2011
Holli Harris

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the registrant dated October 28, 2004 (incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005)

4.2	Amendment to Certificate of Incorporation of the registrant dated July 10, 2007 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K dated July 10, 2007)
4.3	Bylaws of the registrant (incorporated by reference to Annex C to the registrant’s proxy statement on Schedule 14A, filed on June 7, 2002)
4.4
Certificate of Designations of Series A Junior Participating Preferred Stock of the registrant (incorporated by reference to Exhibit 3.3 to the registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007)

4.5
Rights Agreement, dated as of June 7, 2007, between the registrant and American Stock Transfer & Trust Company, as Rights Agent, which includes a Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K dated June 4, 2007)

4.6
Amendment No. 1 to Rights Agreement, dated as of November 4, 2007, between the registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K dated November 7, 2007)

4.7
Amendment No. 2 to Rights Agreement, dated as of June 8, 2010, between the registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K dated June 14, 2010)

4.8
The registrant’s 2007 Stock Incentive Plan, as amended and restated as of November 22, 2010 (incorporated by reference to Exhibit 10.3 to the registrant’s Transition Report on Form 10-K for the nine months ended December 31, 2010)

5.1*	Opinion of Hughes Hubbard & Reed LLP
23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1)
24.1*	Powers of Attorney
_______________
*           Filed herewith.